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                                  EXHIBIT 99
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                     Press Release Dated December 12, 1995
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                                                                      EXHIBIT 99
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[Logo of Commercial Federal here]
                                                                    News Release


Date:          December 12, 1995

Contact:       Stan R. Blakey
               Vice President and Director of Investor Relations
               (402) 390-6553


IMMEDIATE RELEASE
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     Omaha, Nebraska (December 12, 1995)--Commercial Federal Corporation (NYSE:
CFB) announced that it has received the certified voting results in connection with Commercial Federal's Annual Meeting held on November 21, 1995. The certified voting results were delivered by the Independent Inspector of Election and were accepted at the Company's reconvened Annual Stockholder meeting held today.

     Based on the certified results, William A. Fitzgerald, Chairman of the Board and Chief Executive Officer of Commercial Federal, and Robin R. Glackin and Steven M. Ellis were elected to Commercial Federal's Board, each for a term of three years, more shares were voted in favor of CAI Corporation's shareholder proposal than against, and fewer shares were voted in favor of the Board's proposal than against.

     William A. Fitzgerald, Commercial Federal's Chairman and Chief Executive Officer, commented: "We would like to thank all of our stockholders for the support they have shown Commercial Federal. Looking forward, we anticipate a constructive relationship with the CAI representatives as they join the Board of Directors to work on behalf of all Commercial Federal stockholders."